EXHIBIT 21.
AMC ENTERTAINMENT INC. AND SUBSIDIARIES (AND JURISDICTION OF ORGANIZATION)
AMC ENTERTAINMENT INC. (Delaware)
American Multi-Cinema, Inc. (Missouri)
AMC-GCT, Inc. (formerly known as GC Companies, Inc.) (Delaware)
Five subsidiaries that are the holders of liquor licenses for former GC theatres in the District of Columbia, Washington, Massachusetts, Wisconsin and New York.
American Multi-Cinema of Florida, Inc. (Florida)
Three inactive subsidiaries (two in Delaware and one in Kansas)
AMC Entertainment International, Inc. (Delaware)
AMC Entertainment International Limited (United Kingdom)
AMC Entertainment España S.A. (Spain)
Actividades Multi-Cinemas E Espectaculos, LDA (Portugal)
AMC Theatres of U.K. Limited (United Kingdom)
AMC Europe S.A. (France)
Japan AMC Theatres, Inc. (Japan)
Two inactive subsidiaries (one in Sweden and one in New Brunswick, Canada)
National Cinema Network, Inc. (Delaware)
National Cinema Network of Canada, Inc. (Canada-Nova Scotia)
AMC Realty, Inc. (Delaware)
Centertainment, Inc. (Delaware)
Centertainment Development, Inc. (Delaware)
Centertainment BEV Holdings, LLC (Delaware)
Burbank Entertainment Village, L.L.C. (Delaware)
General Cinema International, Inc. (Delaware)
50% Hoyts General Cinema South America, Inc. (Cayman Islands)
GCC/Hoyts Brazil, Inc. (Cayman Islands)
General Cinemas do Brazil Empreendimentos, Ltda. (Brazil)
BOCA Holdings, Inc. (Cayman Islands)
Hoyts General Cinema de Argentina S.A. (Argentina)
GCC/Hoyts Chile, Inc. (Cayman Islands)
90% Hoyts Cinemas Chile, S.A. (Chile)
GCC/Hoyts Uruguay, Inc. (Cayman Islands)
50% Telnir S.A. (Uruguay)
34 inactive former GC Companies subsidiaries that are being dissolved.
Two inactive subsidiaries (one in Missouri and one in Delaware)